KIRKLAND’S REPORTS FIRST QUARTER 2020 RESULTS

NASHVILLE, Tenn. (June 4, 2020) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week period ended May 2, 2020.
The Company’s first quarter results were negatively impacted by the temporary closure of all its stores for approximately half of the quarter due to the COVID-19 pandemic. The Company reported a pre-tax loss of $27.7 million during the quarter, with an offsetting tax benefit of $20.3 million which includes the impact of the net operating loss carryback provisions of the CARES Act. Compared to the prior year, the higher pre-tax loss was driven by a significant reduction in sales from the store closures and lower product margin from the higher mix of e-commerce sales. The Company continued to incur certain payroll expenses while the stores were closed as well as fixed occupancy, distribution and corporate overhead expenses which further contributed to the pre-tax loss. Numerous actions and cost reductions executed during the quarter partially offset the lost sales and are expected to continue to benefit the Company for the remainder of the fiscal year.
The Company’s first quarter cash flow was also negatively impacted by the temporary closure of its stores. The use of cash was driven by continuing to pay merchandise and freight costs, payroll for store management and the corporate office and essential payables, with the significant reduction in sales. The Company drew $40 million on its revolving credit facility during the quarter and ended the quarter with $30.1 million of cash and $22.6 million available on its credit facility. The Company currently has approximately $17 million of cash on hand and $20 million of borrowings on its revolving credit facility.
“The positive sales momentum we saw in the fourth quarter continued through the first month of this quarter prior to the store closures. While the stores were closed, we were pleased with the acceleration of our online sales and the customer reception of our contactless curbside pickup option. Since reopening most of our stores, we have seen a quick ramp up in demand along with margin improvement. The customer is reacting positively to our expanded merchandise assortment that can furnish a home of any size on a budget,” noted Woody Woodward, Chief Executive Officer. “The actions we took to ensure we have the right cost structure and infrastructure have resulted in improved efficiencies in the stores, supply chain, liquidity and an enhanced customer experience online and in the stores. We have worked in partnership with our vendors, landlords and employees to preserve these improvements as a new operating reality at Kirkland’s that should enable us to better leverage an improving sales trend. We are grateful for their continued support.
“Through these challenging times, I am proud of the quick action of our leaner teams as we quickly stood up contactless curbside pickup, fueled online demand with targeted, margin-friendly offers and safely opened our stores as soon as local governments allowed. The continued loss of store-based competition, the increase in first-time customers to our website and the benefit of stimulus funds on consumer demand are clearly having a positive effect on our sales and margin trends to date in May and we believe will provide a bright future for Kirkland’s.”
COVID-19 UPDATE AND CAPITAL PRESERVATION INITIATIVES
Of the Company’s 404 stores, 357 are now open to customer traffic and another 43 stores offer contactless curbside pickup only. E-commerce sales for the quarter increased 32.3% to $26.3 million; in the last month of the quarter, e-commerce sales increased 97.0% compared to the prior year period, and in fiscal May increased 94.8% over the prior year period.
Certain capital preservation initiatives occurring during the quarter included:

•
Paid all store team members during the first two weeks of closure, furloughed all part-time store employees and temporarily reduced the pay of full-time managers and key employees, resulting in a $7.0 million expense reduction relative to the prior year quarter, which includes a $1.4 million expense reduction due to employee retention payroll tax credits provided for in the CARES Act. With reduced store hours, we expect to carry the benefits of the more efficient labor model through the remainder of the fiscal year.

•
Permanently reduced 33% of distribution center indirect labor and furloughed 30% of direct labor, resulting in $0.9 million expense reduction relative to the prior year quarter while remaining on schedule to close our e-commerce distribution center and have three more efficient hubs operating by the third quarter.

•
Significantly reduced store transportation expenses with limited deliveries to stores and the delay/reduction of inbound freight receipts, resulting in $5.2 million of expense reduction relative to the prior year quarter.

•
Permanently reduced headcount at our corporate headquarters by approximately 18%; in addition to the 14% reduction in January, temporarily reduced compensation for the executive team and the Company’s Board of Directors. In addition, negotiated a reduction in the corporate headquarter expense by $0.7 million annually and further reduced non-essential corporate expenses. Within the quarter, this resulted in a $3.1 million reduction in corporate expense relative to the prior year quarter, excluding one-time charges, and is expected to continue to benefit the remainder of the year.

•
Cancelled orders and delayed merchandise receipts to manage inventory levels, and extended payment terms with product and non-product vendors to improve working capital, which is expected to benefit cash flow in the second quarter.

•
Continued negotiations with landlords to defer or waive rent while our stores were closed and on potential closures of unprofitable stores in addition to the 27 permanent store closures completed in the first quarter of 2020.

The COVID-19 pandemic is complex and evolving rapidly, and the Company’s plans may change.
Strategic Priorities and Financial Goals
Kirkland’s continues to make progress on its key strategic initiatives and financial goals. The Company currently anticipates that at the end of fiscal 2020 it will be debt free and in a positive cash position.

Kirkland’s key strategic initiatives include:

•	Accelerating product development to reinforce quality and relevancy and building upon the tabletop and select furniture assortments we added in 2019;

•	Improving omni-channel via website enhancements, more focused marketing spend, an expanded online assortment, and an in-store experience that is aligned with our omni-channel capabilities;

•	Improving the customer experience with a re-launch of our loyalty program, extending credit options and broadening delivery options; and

•	Utilizing our leaner infrastructure to be more nimble in our response to changes in consumer preference and buying behaviors.

Kirkland’s financial goals include:

•	Improving comparable store sales performance, driven by merchandising, e-commerce growth, closure of underperforming stores and brick-and-mortar store productivity;

•	Stabilizing gross margin by continuing with our current discipline of limited promotional offers, expanding direct sourcing, improving supply chain efficiency and reducing occupancy costs;

•	Improving profitability by leveraging the leaner infrastructure with comparable sales growth; and

•	Maintaining adequate liquidity with a goal to end fiscal 2020 with positive cash and no outstanding debt while continuing to invest in key strategic initiatives of the business.

The key strategic initiatives and financial goals are based on current information as of June 4, 2020. The information on which these initiatives and financial goals is based is subject to change, and investors are cautioned that the Company may update the initiatives and goals, or any portion thereof, at any time for any reason.

Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the first quarter later today at 9:00 a.m. ET. Participating on the call will be Steve Woodward, Chief Executive Officer and Nicole Strain, Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Thursday, June 11, 2020 by dialing (412) 317-0088 and entering the confirmation number 10144512.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on June 4, 2020, beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. is a specialty retailer of home décor in the United States, currently operating 404 stores in 36 states as well as an e-commerce enabled website, www.kirklands.com. The Company’s stores present a curated selection of distinctive merchandise, including holiday décor, furniture, wall décor, art, textiles, mirrors, fragrances, lamps and other home decorating items. The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods. The Company provides its customers an engaging shopping experience characterized by casual, comfortable merchandise with a southern feel and a modern flair at a discernible value. This combination of quality and stylish merchandise, value pricing and a stimulating online and store experience has led the Company to develop a loyal customer base. More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the spread of COVID-19 and its impact on the Company’s revenues and supply chain, the impact of store closures in 2020, the effectiveness of the Company’s marketing campaigns, risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact, the Company’s ability to retain its senior management team, continued volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 10, 2020 and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended	13-Week Period Ended
	May 2, 2020	May 4, 2019
Net sales	$77,247	$129,648
Cost of sales	67,011	93,429
Gross profit	10,236	36,219
Operating expenses:
Compensation and benefits	18,578	27,056
Other operating expenses	14,567	18,134
Depreciation (exclusive of depreciation included in cost of sales)	1,501	1,839
Asset impairment	3,184	1,878
Total operating expenses	37,830	48,907
Operating loss	(27,594)	(12,688)
Other expense (income), net	100	(258)
Loss before income taxes	(27,694)	(12,430)
Income tax benefit	(20,256)	(3,509)
Net loss	$(7,438)	$(8,921)
Loss per share:
Basic	$(0.53)	$(0.62)
Diluted	$(0.53)	$(0.62)
Shares used to calculate loss per share:
Basic	13,990	14,372
Diluted	13,990	14,372

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	May 2, 2020	February 1, 2020	May 4, 2019
ASSETS
Current assets:
Cash and cash equivalents	$30,140	$30,132	$32,523
Inventories, net	99,075	94,674	90,406
Income taxes receivable	22,014	243	220
Prepaid expenses and other current assets	7,950	6,462	9,378
Total current assets	159,179	131,511	132,527
Property and equipment, net	77,375	82,863	106,326
Operating lease right-of-use assets	183,789	200,067	225,100
Deferred income taxes	—	1,525	5,326
Other assets	5,621	6,476	6,144
Total assets	$425,964	$422,442	$475,423

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$45,876	$59,513	$42,817
Accrued expenses	24,403	28,773	24,011
Operating lease liabilities	50,792	53,154	52,090
Total current liabilities	121,071	141,440	118,918
Operating lease liabilities	188,221	195,736	228,345
Revolving line of credit	40,000	—	—
Other liabilities	6,821	8,311	8,352
Total liabilities	356,113	345,487	355,615
Net shareholders' equity	69,851	76,955	119,808
Total liabilities and shareholders’ equity	$425,964	$422,442	$475,423

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	13-Week Period Ended	13-Week Period Ended
	May 2, 2020	May 4, 2019
Net cash (used in) provided by:
Operating activities	$(37,665)	$(19,197)
Investing activities	(2,354)	(3,926)
Financing activities	40,027	(2,300)
Cash and cash equivalents:
Net increase (decrease)	8	(25,423)
Beginning of the period	30,132	57,946
End of the period	$30,140	$32,523

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release and the related earnings conference call contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted loss and adjusted diluted loss per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP measures, in evaluating our operational performance.

The Company defines EBITDA as net income or loss before interest, provision for income tax, and depreciation and amortization and adjusted EBITDA as EBITDA excluding the impact of certain one-time and non-cash special items. The Company defines adjusted net loss and adjusted diluted loss per share by adjusting the applicable GAAP measure to remove the impact of certain one-time and non-cash special items.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows a reconciliation of operating loss to EBITDA and adjusted EBITDA for the 13 weeks ended May 2, 2020 and May 4, 2019 and a reconciliation of net loss and diluted loss per share to adjusted net loss and adjusted diluted loss per share for the 13 weeks ended May 2, 2020 and May 4, 2019:

KIRKLAND’S, INC.
UNAUDITED NON-GAAP MEASURE RECONCILIATION
(In thousands, except per share data)

	13-Week Period Ended
	May 2, 2020	May 4, 2019
Operating loss	$(27,594)	$(12,688)
Depreciation and amortization	6,053	7,244
Loss before interest, taxes, depreciation and amortization (EBITDA)	(21,541)	(5,444)
One-time and non-cash special items:
Lease negotiation and termination costs (1)	977	—
Gain on lease termination (2)	(1,227)	—
Closed store shrink and repair costs (3)	213	—
Total special items in cost of sales	(37)	—
Corporate lease negotiation fees (4)	134	—
Severance charges (5)	772	252
Total special items in operating expenses excluding depreciation and asset impairment	906	252
Asset impairment (6)	3,184	1,878
Total special items, pre-tax	4,053	2,130
Adjusted EBITDA	$(17,488)	$(3,314)

Net loss	$(7,438)	$(8,921)
One-time and non-cash special items:
Lease negotiation and termination costs, net of tax (1)	745	—
Gain on lease termination, net of tax (2)	(935)	—
Closed store shrink and repair costs, net of tax (3)	162	—
Total special items in cost of sales	(28)	—
Corporate lease negotiation fees, net of tax (4)	102
Severance charges, net of tax (5)	802	182
Total special items in operating expenses excluding depreciation and asset impairment	904	182
Asset impairment, net of tax (6)	2,427	1,350
Tax valuation allowance (7)	2,196	—
CARES Act - net operating loss carry back (8)	(16,086)	—
Total special items, net of tax	(10,587)	1,532
Adjusted net loss	$(18,025)	$(7,389)

Diluted loss per share	$(0.53)	$(0.62)
Adjusted diluted loss per share	$(1.29)	$(0.51)

Diluted weighted average shares outstanding	13,990	14,372

(1)	Costs associated with third-party negotiated rent reductions and lease termination fees paid to landlords for store closings.

(2)
The gain on lease termination during the 13-week period ended May 2, 2020, relates to two closed stores where the removal of the operating lease liabilities and operating lease right-of-use assets resulted in a gain.

(3)	Costs associated with permanent closed store inventory shrinkage and repair costs.

(4)	Corporate lease negotiation fees associated with rent reduction.

(5)	Severance charges include expenses related to all severance agreements. This also includes permanent store closure compensation costs.

(6)
During the 13-week period ended May 2, 2020, the Company recorded an impairment charge of approximately $1.0 million for right-of-use asset impairment at six stores. The Company also recorded an impairment charge totaling approximately $2.2 million and $1.9 million for the 13-week periods ended May 2, 2020 and May 4, 2019, respectively, for leasehold improvements, fixtures and equipment at 16 stores and 8 stores, respectively, for which the carrying value exceed the fair value of these assets. The total impairment charge, net of tax, for the 13-week periods ended May 2, 2020 and May 4, 2019 was $2.4 million and $1.4 million, respectively.

(7)
The Company recorded an additional valuation allowance against deferred tax assets of $2.2 million for the 13-week period ended May 2, 2020, primarily related to state net operating loss carry forwards, due to uncertainty regarding their realization.

(8)	The Company recorded an income tax benefit related to the carry back of fiscal 2019 and estimated fiscal 2020 federal net operating losses to prior periods included in the CARES Act.